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                            CERTIFICATE OF AMENDMENT

                                     TO THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                      ALCOHOL SENSORS INTERNATIONAL, LTD.

                          (PURSUANT TO SECTION 805 OF
                          THE BUSINESS CORPORATION LAW
                           OF THE STATE OF NEW YORK)

         Alcohol Sensors International, Ltd., a corporation organized and existing under the laws of the State of New York (the "Corporation" or the "Company"), does hereby certify as follows:

         1. The name of the Corporation is Alcohol Sensors International, Ltd.

         2. The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of New York on February 14, 1992. A Certificate of Amendment amending the Certificate of Incorporation was filed with the Secretary of State on December 20, 1996.

         3. The amendment of the Certificate of Incorporation of the Corporation effected by this certificate of amendment is as follows:

            To add provisions stating the number, designation, relative rights, preferences, and limitations of the shares of the Series A Cumulative Non-redeemable Convertible Preferred Stock, as fixed by the Board of Directors of the Company.

         4. To accomplish the foregoing amendment, Paragraph 4 of the Certificate of Incorporation of the Company, relating to the aggregate number of shares which the Company is authorized to issue and classes thereof, is hereby amended by adding the following at the end of such Article Fourth:

         "Of the 3,000,000 authorized shares of Convertible Preferred Stock of the Company, 833,333 shares are hereby designated Series A Cumulative Non-redeemable Convertible Preferred Stock, par value $.001 per share, and shall possess the rights and preferences set forth below:

         SECTION 1. Number of Shares and Designation. The shares of such series shall have a par value of $.001 per share and shall be designated as Series A Cumulative Non-redeemable Convertible Preferred Stock (hereinafter called the "Series A Preferred Stock") and the number of shares constituting the Series A Preferred Stock shall be 833,333.

         SECTION 2. Definitions. As used herein, the following terms shall have the following meanings:

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         (a) The term "Board of Directors" shall mean the board of directors of the Corporation and any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Series A Preferred Stock.

         (b) The term "Business Day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

         (c) The term "Closing Price" with respect to the Common Stock on any day (other than a day on which securities are generally not traded on the applicable securities exchange or in the applicable securities market) shall mean the average of the reported closing bid and asked prices on the Nasdaq National Market or, if the Common Stock is not listed or admitted to trading on the Nasdaq National Market, the last reported sales price regular way on the New York Stock Exchange or the American Stock Exchange or, if the Common Stock is not listed or admitted to trading on the Nasdaq National Market, the New York Stock Exchange or the American Stock Exchange, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Corporation for that purpose.

         (d) The term "Common Stock" shall mean the common stock, par value $.001 per share, of the Corporation or, subject to the provisions of Section 5, such other security resulting from any reclassification or reclassifications thereof; provided, however, that if at any time there shall be more than one such resulting class, the shares of each such class then issuable upon conversion of the Series A Preferred Stock shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting form all such reclassifications.

         (e) The term "Conversion Date" shall have the meaning set forth in
Section 5(b).

         (f) The term "Conversion Price" shall have the meaning set forth in
Section 5(a).

         (g) The term "Dividend Payment Date" shall have the meaning set forth in Section 3(b).

         (h) The term "Dividend Period" shall mean the period from and including the Initial Issue Date to but not including the first Dividend Payment Date and thereafter, each semi-annual period from and including each Dividend Payment Date to but not including the next Dividend Payment Date.

         (i) The term "Event of Conversion" shall mean the twentieth day during any period of thirty consecutive days on which the Closing Price is at least $8.00 per share.

         (j) The term "Excluded Securities" shall mean:

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         (x) Common Stock issued to employees or directors of, or consultants to, the Corporation, pursuant to any agreement, plan or arrangement approved by the Board of Directors, or options to purchase or rights to subscribe for such Common Stock, or securities by their terms convertible into or exchangeable for such Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities, in each case as approved by the Board of Directors, but only to the extent that the maximum aggregate number of shares of Common Stock so issued or issuable subsequent to the Initial Issue Date pursuant to all such agreements, plans and arrangements do not exceed (x) 300,000 shares of Common Stock in the aggregate in any fiscal year of the Corporation or (y) 600,000 shares of Common Stock in the aggregate (in each case subject to adjustment to reflect stock splits, stock dividends, stock combinations, recapitalizations and like occurrences); and

         (y) the Warrants and shares of Common Stock issued upon the exercise thereof; and

         (z) Common Stock issued upon the exercise of warrants or options outstanding on December 20, 1996.

         (k) The term "Initial Issue Date" shall mean the date that shares of Series A Preferred Stock are first issued by the Corporation.

         (l) The term "Junior Stock" shall mean the Common Stock and any other class or series of capital stock of the Corporation other than the Series A Preferred Stock.

         (m) The term "Liquidation Preference" shall mean the Stated Value per share plus dividends (whether or not declared) accrued and unpaid thereon to the date of liquidation, dissolution or other winding up, or the date of the sale of all or substantially all of the assets of the Corporation or the merger or consolidation of the Corporation with or into any Person in a transaction in which the Corporation is not the surviving entity.

         (n) The term "Person" shall mean any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company or other entity of any kind, and shall include any successor (by merger or otherwise) thereof.

         (o) The term "Record Date" shall mean the date designated by the Board of Directors of the Corporation at the time a dividend is declared; provided, however, that such Record Date shall not be more than 30 days nor less than 10 days prior to the respective Dividend Payment Date or such other date designated by the Board of Directors for the payment of dividends.

         (p) The term "Stated Value" shall mean $3.00 (subject to equitable adjustment to reflect stock splits, stock dividends, stock combinations, recapitalization and like occurrences and dividends and other distributions to holders of Common Stock of indebtedness or assets of the Corporation).

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         (q) The term "Warrants" shall mean warrants to purchase 833,333 shares of Common Stock (subject to adjustment as provided in the certificates evidencing such warrants) being issued on the Initial Issue Date to the initial holder of the Series A Preferred Stock.

         SECTION 3. Dividends; Other Distributions. (a) The holders of shares of Series A Preferred Stock shall be entitled to receive cash dividends out of funds legally available for payment of dividends. Dividends shall be payable in cash at the rate of 9.0% of the Stated Value per share per annum and 9.0% per annum (compounded semi-annually) on any accrued dividends on such shares, whether or not declared, that remain unpaid beyond the next succeeding Dividend Payment Date; provided, however, that the Corporation shall, at its option, be entitled to issue additional shares of Series A Preferred Stock in lieu of cash in respect of dividends payable on or prior to the first four Dividend Payment Dates occurring after the Initial Issue Date.

         (b) Dividends on shares of Series A Preferred Stock shall accrue and be cumulative from the date of issuance of such shares. Dividends shall be payable semi-annually in arrears, when and as declared by the Board of Directors of the Corporation, on June 30 and December 31 of each year (each, a "Dividend Payment Date"), commencing on June 30, 1997. If any Dividend Payment Date occurs on a day that is not a Business Day, any dividends otherwise payable on such Dividend Payment Date shall be paid on the next Business Day. Dividends shall be paid to the holders of record of the Series A Preferred Stock as their names shall appear on the share register of the Corporation on the Record Date for such dividend. Dividends payable in any Dividend Period that is less than a full Dividend Period in length shall be computed on the basis of a 180 day-period and actual days lapsed in such Dividend Period. Dividends on account of arrears or any past Dividend Periods may be declared and paid at any time to holders of record on the Record Date therefor.

         (c) So long as any shares of Series A Preferred Stock shall be outstanding, the Corporation shall not declare, pay or set apart for payment on any Junior Stock any dividends whatsoever, whether in cash, property or otherwise (other than dividends payable in shares of the class or series upon which such dividends are declared or paid, or payable in shares of Common Stock with respect to Junior Stock other than Common Stock, together with cash in lieu of fractional shares), nor shall the Corporation make any distribution on any Junior Stock, nor shall any Junior Stock be purchased, redeemed or otherwise acquired by the Corporation or any of its Subsidiaries, nor shall any monies be paid or made available for a sinking fund for the purchase or redemption of any Junior Stock, in each case unless (i) all dividends to which the holders of shares of Series A Preferred Stock shall have been entitled for all previous Dividend Periods shall have been paid in full and (ii) all such dividends for the immediately preceding two Dividend Periods shall have been paid exclusively in cash.

         (d) Without limiting any of the foregoing, in the event that full dividends are not paid or made available to the holders of all outstanding shares of Series A Preferred Stock and funds available for the payment of dividends shall be insufficient to permit payment in full to holders of all such stock of the full preferential amounts to which they are then entitled, then the entire amount available for payment of dividends shall be distributed ratably among all such holders of Series A Preferred Stock in proportion to the full amount to which they would otherwise be respectively entitled.

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         SECTION 4. Rights on Liquidation, Dissolution or Winding-Up. In the
event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the sale of all or substantially all of the assets of the Corporation, the merger or consolidation of the Company with or into any Person in a transaction in which the Company is not the surviving entity or the effectuation by the Corporation of a transaction or series of related transactions in which 50% or more of the voting power of the Corporation is disposed of, the holders of Series A Preferred Stock shall then be entitled to receive immediately, prior and in preference to any distribution to the holders of any class or series of capital stock of the Corporation, whether now existing or hereafter created, the Liquidation Preference per share of Series A Preferred Stock (subject to equitable adjustment to reflect stock splits, stock dividends, stock combinations, recapitalization and like occurrences and dividends and other distributions to holders of Common Stock of indebtedness or assets of the Corporation). If the assets of the Corporation available for distribution to the holders of Series A Preferred Stock shall be insufficient to permit the payment in full of the Liquidation Preference per share, the assets of the Corporation shall be ratably distributed among the holders of the Series A Preferred Stock in proportion to the full amounts to which they would otherwise be respectively entitled if all such amounts thereon were paid in full.

         SECTION 5. Optional Conversion. (a) Each holder of any shares of Series A Preferred Stock shall have the right, at such holder's option, at any time or from time to time, to convert any of such shares into such whole number of fully paid and non-assessable shares of Common Stock as is equal to the quotient obtained by dividing (A) the Liquidation Preference of such share(s) of Series A Preferred Stock being converted by (B) the Conversion Price, as last adjusted and then in effect, for the share(s) of such Series A Preferred Stock being converted, by surrender of the certificates representing the share(s) of Series A Preferred Stock so to be converted in the manner provided in Section 5(b) hereof. The conversion price per share at which shares of Common Stock shall be issuable upon conversion of shares of Series A Preferred Stock shall initially be $4.50; provided, however, that such conversion price shall be subject to adjustment as set forth in Section 5(d) hereof (such price, as so adjusted from time to time, the "Conversion Price").

         (b) The holder of any shares of Series A Preferred Stock may exercise the conversion right pursuant to Section 5(a) hereof as to any portion thereof by delivering to the Corporation during regular business hours, at the office of the Corporation or any transfer agent of the Corporation for the Series A Preferred Stock as may be designated by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed or assigned in blank or to the Corporation (if required by it), accompanied by written notice stating that the holder elects to convert such shares or portion thereof and stating the name or names (with address) in which the certificate or certificates for the shares of Common Stock are to be issued. Conversion shall be deemed to have been effected immediately prior to the close of business on the date upon which the aforesaid delivery is made (the "Conversion Date"). As promptly as practicable thereafter the Corporation shall issue and deliver to or upon the written order of such holder, to the place designated by such holder, a certificate to which such holder is entitled and a check or cash in respect of any fractional interest in a share of Common Stock as provided in
Section 5(c) hereof. The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a Common Stock holder of record immediately prior to the close of business on the applicable

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Conversion Date unless the transfer books of the Corporation are closed on that date, in which event he shall be deemed to have become a Common Stock holder of record immediately prior to the close of business on the next succeeding date on which the transfer books are open, but the Conversion Price shall be that in effect on the Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series A Preferred Stock surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of the Series A Preferred Stock representing the unconverted portion of the certificate so surrendered, which new certificate shall entitle the holder thereof to dividends on the shares of Series A Preferred Stock represented thereby to the same extent as if the portion of the certificate theretofore covering such unconverted shares had not been surrendered for conversion.

         (c) No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series A Preferred Stock. If more than one share of Series A Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of such Series A Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series A Preferred Stock the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the Closing Price on the relevant Conversion Date multiplied by such fractional interest. Fractional interests shall not be entitled to dividends, and the holders of fractional interests shall not be entitled to any rights as stockholders of the Corporation in respect of such fractional interest.

         (d) The Conversion Price shall be subject to adjustment from time to time as follows:

         (i) If the Corporation shall at any time, (1) pay a dividend on its outstanding Common Stock in shares of Common Stock or effect a distribution to holders of its outstanding Common Stock payable in shares of Common Stock, (2) subdivide the outstanding Common Stock, (3) combine the outstanding Common Stock into a smaller number of shares of Common Stock, or (4) issue any securities of the Company in a reclassification of the Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing or surviving corporation), the Conversion Price in effect immediately prior thereto shall be adjusted so that the registered holder of any share of Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number and kind of shares of Common Stock and other securities which such holder would have owned or have been entitled to receive after the happening of any of the events described above had such share been converted immediately prior to the happening of such event. An adjustment made pursuant to this subparagraph (i) shall become effective immediately after the Record Date in the case of a dividend and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

         (ii) If the Corporation shall at any time or from time to time after the Initial Issue Date, issue (x) shares of Common Stock, (y) rights, options, warrants or other

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    securities entitling the holder thereof to subscribe for, purchase, convert to, exchange for or otherwise acquire Common Stock (excluding any such issuance that results in an adjustment under Section 5(d)(i) or 5(d)(iii) hereof) or (z) rights, options, warrants or other securities entitling the holder thereof to subscribe for, purchase, convert to, exchange for or otherwise acquire such convertible or exchangeable securities (in each case other than Excluded Securities and other than issuances that result in an adjustment under Section 5(d)(i) or 5(d)(iv) hereof), without consideration or for a consideration per share of Common Stock less than the Conversion Price in effect immediately prior to the issuance of such Common Stock or such rights, options, warrants or other securities, the Conversion Price in effect immediately prior to each such issuance shall forthwith be adjusted to a price equal to the quotient obtained by dividing:

         (A) an amount equal to the sum of

             (I) the total number of shares of Common Stock outstanding immediately prior to such issuance (including any shares of Common Stock deemed to have been issued pursuant to subdivisions (A) and (B) of
       Section 5(d)(ii)(3) (it being understood that the shares of Common Stock issuable upon conversion of the Series A Preferred Stock immediately prior to such issuance shall be deemed to be outstanding for all purposes of the computation required in this clause (A))) multiplied by the Conversion Price in effect immediately prior to such issuance, plus

             (II) the consideration received by the Corporation upon such issuance, by

         (B) the total number of shares of Common Stock outstanding (including any shares of Common Stock deemed to have been issued pursuant to subdivisions (A) and (B) of Section 5(d)(ii)(3) (it being understood that the shares of Common Stock issuable upon conversion of the Series A Preferred Stock immediately prior to such issuance shall be deemed to be outstanding for all purposes of the computation required in this clause
       (A))) immediately after the issuance of such Common Stock.

For the purposes of any adjustment of the Conversion Price pursuant to this
Section 5(d)(ii), the following provisions shall be applicable:

         (1) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor after deducting therefrom any discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

         (2) In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed

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    to be the fair market value thereof as determined in good faith by the
    Board of Directors, irrespective of any accounting treatment.

         (3) In the case of (x) the issuance of rights, options or warrants entitling the holder thereof to subscribe for, purchase or otherwise acquire Common Stock, (y) securities convertible into or exchangeable for Common Stock or (z) rights, options, warrants or other securities convertible into or exchangeable for such convertible or exchangeable securities:

             (A) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such rights, options or warrants entitling the holder thereof to subscribe for, purchase or otherwise acquire Common Stock shall be deemed to have been issued at the time such rights, options or warrants were issued and for a consideration equal to the consideration (determined in the manner provided in subdivisions (1) and (2) above), if any, received by the Corporation upon the issuance of such rights, options or warrants plus the minimum purchase price provided in such rights, options or warrants for the Common Stock covered thereby;

             (B) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of rights, options or warrants to subscribe for, purchase or otherwise acquire such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such rights, options, warrants or securities were issued and for a consideration equal to the consideration received by the Corporation for any such rights, options, warrants and securities (excluding any cash received on account of accrued interest or accrued dividends), plus the consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related rights, options or warrants (the consideration in each case to be determined in the manner provided in subdivisions (1) and (2) above);

             (C) on any change in the number of shares of Common Stock deliverable upon exercise of any such rights, options or warrants or conversions of or exchanges for such convertible or exchangeable securities or any change in the consideration to be received by the Corporation upon the exercise of any such rights, options or warrants or conversions of or exchanges for such convertible or exchangeable securities, other than a change resulting from the anti-dilution provisions thereof, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon the issuance of such rights, options, warrants or securities not converted prior to such change been made upon the basis of such change; and

             (D) on the expiration of any such rights, options or warrants, the termination of any such rights to convert or exchange or the expiration of any rights, options or warrants related to such convertible or exchangeable

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       securities, the Conversion Price shall forthwith be readjusted to such
       Conversion Price as would have obtained had the adjustment made upon the issuance of such rights, options, warrants or securities or rights, options or warrants related to such securities been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon exercise of such rights, options or warrants, upon the conversion or exchange of such securities or upon the exercise of the rights, options or warrants related to such securities and subsequent conversion or exchange thereof.

         (iii) In case the Corporation shall distribute to all holders of its Common Stock any shares of capital stock of the Corporation (other than Common Stock) or evidences of its indebtedness or assets (including cash) or rights, options, warrants or other securities entitling them to subscribe for, purchase, convert to, exchange for or otherwise acquire Common Stock any of its securities (excluding those referred to in Section 5(d)(i), 5(d)(ii) or 5(d)(iv)), then in each such case, the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying (I) the Conversion Price in effect immediately prior to the date of such distribution by (II) a fraction, the numerator of which shall be such Conversion Price less the fair market value (as determined by the Board of Directors, whose determination shall, if made in good faith, be conclusive) of the portion of the capital stock, assets, evidences of indebtedness or rights, options, warrants or other securities so distributed applicable to one share of Common Stock, and the denominator of which shall be such Conversion Price. Such adjustment shall become effective immediately after the Record Date for the determination of shareholders entitled to receive such distribution.

         (iv) In case of any capital reorganization or any reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares) or the consolidation or merger of the Corporation with or into another Person (other than a consolidation or merger in which the Corporation is the continuing corporation and which does not result in any change in the Common Stock) or of the sale or other disposition of all or substantially all the properties and assets of the Corporation as an entirety to any other Person, or the effectuation by the Corporation of a transaction or series of related transactions in which 50% or more of the voting power of the Corporation is disposed of, each share of Series A Preferred Stock shall after such reorganization, reclassification, consolidation, merger, sale or other disposition be convertible into the kind and number of shares of stock or other securities or property of the Corporation or of the corporation resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold or otherwise disposed to which the holder of the number of shares of Common Stock deliverable (immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale or other disposition) upon conversion of such shares would have been entitled upon such reorganization, reclassification, consolidation, merger, sale or other disposition. The provisions of this Section 5 shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.

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         (e) Whenever the Conversion Price shall be adjusted as provided in
Section 5(d) the Corporation shall forthwith file, at the office of the Corporation or any transfer agent designated by the Corporation for the Series A Preferred Stock, a statement, signed by its chief financial officer, showing in detail the facts requiring such adjustment and the Conversion Price then in effect. The Corporation shall also cause a copy of such statement to be sent by first-class certified mail, return receipt requested, postage prepaid, to each holder of shares of Series A Preferred Stock at his or its address appearing on the Corporation's records. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of Section 5(f).

         (f) In the event the Corporation shall propose to take any action of the types described in Section 5(d), the Corporation shall give notice to each holder of shares of Series A Preferred Stock, in the manner set forth in
Section 5(e), which notice shall specify the record date, if any, with respect to such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be at the date of such notice) on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of shares of Series A Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least 20 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 30 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

         (g) The Corporation shall pay all documentary, stamp and other transactional taxes attributable to the issuance of shares of capital stock of the Corporation upon conversion of any shares of Series A Preferred Stock if issued in the name of the record holder; otherwise, such amounts shall be paid by the holder of such shares of Series A Preferred Stock.

         (h) The Corporation shall reserve, free from preemptive rights, out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock sufficient shares to provide for the conversion from time to time of all outstanding shares of Series A Preferred Stock.

         (i) All shares of Common Stock which may be issued in connection with the conversion provisions set forth herein will, upon delivery by the Corporation, be duly and validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and free from all taxes, liens or charges with respect thereto and not subject to any preemptive rights.

         SECTION 6. Automatic Conversion. Upon the occurrence of an Event of Conversion, all shares of Series A Preferred Stock then outstanding shall, by virtue of and simultaneously with the occurrence of the Event of Conversion and without any action on the part of the holders thereof, be deemed automatically converted into that number of fully paid and nonassessable shares of Common Stock into which such shares would have been convertible in the event of optional conversion at such time pursuant to Section 5 hereof.

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         SECTION 7. Voting. (a) In addition to the rights hereinafter specified in this Section 7 and any other rights provided by law or the By-laws of the Corporation, each share of Series A Preferred Stock shall entitle the holder thereof to such number of votes per share as shall equal the number of shares of Common Stock (rounded to the nearest whole number) into which such share of Series A Preferred Stock is then convertible as provided in Section 5 hereof, entitled to vote on all matters as to which holders of Common Stock shall be entitled to vote, in the same manner and with the same effect as such holders of Common Stock, voting together on all matters with the holders of Common
Stock as one class.

         (b) In addition to the rights specified in Section 7(a) hereof, the holders of at least 51% in voting power of the Series A Preferred Stock, voting separately as one class, shall have the special and exclusive right to elect one director to the Board of Directors of the Corporation for so long as at least 250,000 shares of Series A Preferred Stock are outstanding (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and like occurrences). In any election of directors pursuant to this Section 7 (b), each holder of shares of Series A Preferred Stock shall be entitled to one vote for each share of Series A Preferred Stock held by such holder. The special and exclusive voting right of the holders of the Series A Preferred Stock, voting separately as one class, contained in this paragraph (b) may be exercised either at a special meeting of the holders of Series A Preferred Stock called as provided below, or at any annual or special meeting of the stockholders of the Corporation, or by written consent of such holders in lieu of a meeting. The director to be elected pursuant to this Section 7(b) shall serve for a term extending from the date of his election and qualification until the time of the next succeeding annual meeting of stockholders or until his successor has been elected and qualified, whichever is sooner. The director to be elected pursuant to this Section 7(b) may be removed, with or without cause, only by the holders of at least 51% in voting power of the Series A Preferred Stock.

         (c) If at any time the directorship to be filled by the holders of Series A Preferred Stock pursuant to Section 7(b) hereof has been vacant for a period of ten or more days, the Secretary of the Corporation shall deliver a notice of such vacancy to such holders of Series A Preferred Stock and, upon the written request of the holders of record of shares representing at least ten percent of the voting power of the Series A Preferred Stock then outstanding, call a special meeting of the holders of Series A Preferred Stock for the purpose of electing a director to fill such vacancy. Such meeting shall be held at the earliest practicable date at such place as is specified in or determined in accordance with the By-laws of the Corporation. If such meeting shall not be called by the Secretary of the Corporation within ten days after receipt of said written request, then the holders of record of shares representing at least ten percent of the voting power of the Series A Preferred Stock then outstanding may designate in writing one holder to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and shall be held at such specified place. Any holder of Series A Preferred Stock so designated shall have access to the stock books of the Corporation relating to the Series A Preferred Stock for the purpose of calling a meeting of the stockholders pursuant to these provisions.

         (d) At any meeting held for the purpose of electing a director as provided in Section 7(b) hereof, the presence, in person or by proxy, of the holders of record of shares representing at least 51% of the voting power of the Series A Preferred Stock then outstanding shall constitute a quorum of the Series A Preferred Stock for such election. At any such meeting or adjournment thereof, the absence of a quorum of the Series A Preferred Stock shall not prevent the election of directors other than the director to be elected by holders of Series A Preferred Stock pursuant to Section 7(b) hereof, and the absence of a quorum for the election of such other directors shall not prevent the election of the director to be elected by the holders of Series A Preferred Stock pursuant to
Section 7(b) hereof, and in the absence of either or both of such quorums, the holders of record of shares representing at least 51% of the voting power present in person or by proxy of the class of stock which lacks a quorum shall have power to adjourn the meeting for the election of directors which they are entitled to elect from time to time without notice other than announcement at the meeting. A vacancy in the directorship to be elected by the holders of the Series A Preferred Stock pursuant to Section 7(b) hereof may be filled only by vote or written consent in lieu of a meeting of the holders of at least 51% of the voting power of the Series A Preferred Stock.

         (e) The Corporation shall not, without the affirmative consent or approval of the holders of shares representing at least 51%, by voting power, of the Series A Preferred Stock then outstanding, voting separately as one class, given by written consent in lieu of a meeting or by vote at a meeting called for such purpose for which notice shall have been given to the holders of the Series A Preferred Stock in the manner provided in the By-laws of the
Corporation:

         (i) designate or issue any additional shares of Series A Preferred Stock or in any manner authorize, create, designate, issue or sell any class or series of capital stock (including any shares of treasury stock) or rights, options, warrants or other securities convertible into or exercisable or exchangeable for capital stock (other than Excluded Securities) or any debt security which by its terms is convertible into or exchangeable for any equity security or has any other equity feature or any security that is a combination of debt and equity, which, in each case, as to the payment of dividends, distribution of assets or redemptions, including, without limitation, distributions to be made upon the liquidation, dissolution or winding up of the Corporation or a merger, consolidation or sale of the assets thereof, is senior to or on a parity with the Series A Preferred Stock or which in any manner adversely affects in any material respect the rights of the holders of the Series A Preferred Stock in their capacity as such;

         (ii) in any manner alter or change the terms, designations, powers, preferences or relative, participating, optional or other special rights, or the qualifications, limitations or restrictions, of the Series A Preferred Stock;

         (iii) reclassify the shares of any class or series of Junior Stock into shares of any class or series of capital stock (A) ranking, either as to payment of dividends, distributions of assets or redemptions, including, without limitation, distributions to be made upon the liquidation, dissolution or winding up of the Corporation or a merger, consolidation or sale of the assets thereof, senior to or on a parity with the Series A Preferred Stock or (B) which in any manner adversely affects in any material respect the rights of the holders of Series A Preferred Stock in their capacity as such;

         (iv) sell, abandon, transfer, lease or otherwise dispose of all or substantially all of its properties or assets or merge or consolidate with or into, or permit any subsidiary to merge with or into any other corporation, corporations, entity or entities;

         (v) take any action to voluntarily dissolve, liquidate or wind up or carry out any partial liquidation or distribution or transaction in the nature of a partial liquidation or dissolution; or

         (vi) take any action to cause any amendment, alteration or repeal of any of the provisions of (i) the Certificate of Incorporation or (ii) the By-laws, if such amendment, alteration or repeal could adversely affect in any material respect the rights of the holders of the Series A Preferred Stock in their capacity as such or the director elected by the holders of the Series A Preferred Stock.

         SECTION 8. Ranking. Any and all classes of capital stock of the Corporation, whether now existing or hereafter created, shall be deemed to rank junior to the Series A Preferred Stock as to dividends and as to the distribution of assets upon liquidation, dissolution or winding up.

         SECTION 9. No Redemption. The shares of Series A Preferred Stock shall not be redeemable under any circumstances whatsoever, except (i) as provided in
Section 4 hereof or (ii) to the extent otherwise agreed to in writing by the Corporation and the holders of any such shares.

         SECTION 10. Notices. Unless otherwise specified in the Certificate of Incorporation or the By-laws, all notices or communications given hereunder shall be in writing and, if to the Corporation, shall be delivered to it at its principal executive offices, and if to any holder of Series A Preferred Stock, shall be delivered to it at its address as it appears on the stock books of the Corporation.

         5. The foregoing amendment to the Certificate of Incorporation was authorized by the Board of Directors of the Corporation at a meeting of the Board, pursuant to the authority expressly vested in it in the Corporation's Certificate of Incorporation.

         IN WITNESS WHEREOF, this Certificate of Amendment to the Certificate of Incorporation has been executed this 20th day of December, 1996, by the undersigned, who affirms that the statements made herein are true under penalties of perjury.




                                     --------------------------------
                                     Name:  Robert B. Whitney
                                     Title:  President, Chief Executive Officer


Attest:


-----------------------------
Name:  John Ruocco
Title:  Secretary